CHINA OPPORTUNITY INC.
466A Ellerslie Avenue, Toronto, Ontario M2R 1C4

CONFIDENTIAL – DRAFT VERSION ONLY

May 21, 2010

Bridgeport Ventures Inc.
36 Toronto St, Suite 1000
Toronto, ON M5C 2C5

Attention: Mr. H.R. Snyder, Chairman & CEO

Dear Sirs:

Re: Proposed Transaction

This letter agreement outlines the proposal by China Opportunity Inc. (**"COC"**), a capital pool company listed on the TSX Venture Exchange (the **"Exchange"**), to enter into an option and joint venture agreement (the **"Option Agreement"**) with Bridgeport Ventures Inc. (**"Bridgeport"**) in order to earn up to a 70% interest in Bridgeport's McCart Property located in McCart Township, Ontario (**"McCart Property"**) currently owned 100% by Bridgeport and further described in Schedule "A". Such transaction is intended to serve as the qualifying transaction (the **"Qualifying Transaction"**) of COC as such term is defined in Policy 2.4 of the TSX Venture Exchange (the **"Exchange"**). The means of affecting the Qualifying Transaction will be determined by agreement among the parties after review of all of the relevant factors, but shall principally be by way of execution of the Option Agreement, subject to Exchange approval and the resulting issuer meeting minimum listing requirements of the Exchange.

1. **Qualifying Transaction**

(a) COC agrees as soon as reasonably practicable to seek regulatory and any required shareholder approval to enter the Option Agreement with Bridgeport on the following principal terms:

Timing	Cash Payment to Bridgeport	COC Shares Issued to Bridgeport	Expenditure Work Payment[1]	Interest Earned by COC[2]
Upon receipt of regulatory approval	\$20,000[3]	400,000[3]	Nil	Nil
On or before First Anniversary of receipt of regulatory approval		250,000	\$150,000	Nil
On or before Second Anniversary of receipt of regulatory approval				Nil
On or before Third Anniversary of receipt of regulatory approval		400,000	\$250,000	Nil
Totals	**\$20,000**	**1,050,000**	**\$400,000**	**50%[4]**
3 Years from earning 50% interest to Complete Bankable Feasibility Study				**70%**

(1) Funds to be advanced to Bridgeport as operator of the joint venture.

(2) For greater certainty, once an applicable milestone has been achieved and COC has earned the applicable interest in the McCart Property, such interest shall be retained by COC in the event any subsequent milestone is not achieved.

(3) the Initial cash payment and the initial share issuance are subject to regulatory approval.

(4) 50% interest earned after \$400,000 expenditures incurred provided all cash and share payments due by the applicable date have also been fully made on or before the applicable deadlines.

(b) Bridgeport will act as operator and COC will make cash payments for the work program as described above. Failure by COC to advance the requisite cash payments, shares or work payment funds to Bridgeport prior to any deadline will result in the termination of the Option Agreement and forfeiture of the cash payments, shares and work payment funds advanced to such date (and the nature of the work payments funds received by Bridgeport to such date will become property option payments instead of exploration expenditure obligations), unless the due date for such cash payments, shares or work payment funds is extended upon mutual written agreement of the parties. Bridgeport shall be entitled to retain 10% of all cash and expenditure/work payments made by COC as set forth in Section 1(a) as payments for an operator's fee.

2. Terms and Conditions

The terms of the Qualifying Transaction will be as follows:

(a) Concurrently with the closing of the Qualifying Transaction and subject to Exchange approval, it is expected that the COC seed shareholders will sell 5 million seed shares (the **"Seed Shares"**) to XDL Resources Inc.

(b) Bridgeport owns 100% interest in the McCart Property, free and clear of any liens or encumbrances or conflicting claims, except as disclosed in Note 6(a) to Bridgeport's interim consolidated financial statements for the 3 and 9 months ended January 31, 2010.

(c) Upon closing of the Qualifying Transaction, a finders fee may be payable by COC, subject to the policies of the Exchange.

(d) Until the closing of the Qualifying Transaction, no press releases or other statements regarding this letter agreement shall be issued by either COC or Bridgeport without prior consultation between COC and Bridgeport, acting reasonably, provided that no party shall be prevented from making any disclosure that is required to be made by law or any rule of a stock exchange or similar regulatory authority to which it is bound. For greater certainty, Bridgeport intends to issue a news release announcing the entering into of this letter agreement forthwith following its signing. It is further understood that the details of this letter agreement will not be shared with any third party until after a press release describing its contents have been released. Notwithstanding the foregoing, it is acknowledged that a press release announcing the terms of the proposed Qualifying Transaction will be disseminated by COC as required by Exchange Policy 2.4.

(e) Upon completion of the Qualifying Transaction, the name of the resulting public issuer shall be determined by COC subject to regulatory and shareholder approval.

(f) The transactions proposed herein are subject to and conditional upon, *inter alia,* the following:

   (i) sponsorship shall have been waived, or if waiver is not available, a sponsor for the Qualifying Transaction shall have conducted due diligence and filed with the Exchange a sponsorship report satisfactory to the Exchange;

   (ii) COC conducting and completing to its satisfaction, acting reasonably, a due diligence investigation of the McCart Property prior to signing the Option Agreement;

   (iii) COC obtaining all requisite shareholder (including if required disinterested shareholder approvals) and regulatory approvals from the Exchange and the applicable Canadian securities regulatory authorities such that the transaction proposed herein will constitute a Qualifying Transaction. COC agrees to actively pursue and use its reasonable commercial efforts to obtain such requisite regulatory and shareholder approvals as soon as reasonably practicable;

   (iv) no material adverse change in the business affairs, financial conditions or operations of COC shall occur prior to the Qualifying Transaction;

   (v) immediately prior to completion of the Qualifying Transaction, Bridgeport will have no outstanding liabilities related to the McCart Property;

   (vi) the representations, warranties and covenants of Bridgeport provided herein shall be true and correct, and shall have been duly performed, as the case may be on the date of entering into the Option Agreement; and

   (vii) the representations, warranties and covenants of COC provided herein shall be true and correct, and shall have been duly performed, as the case may be on the date of entering into the Option Agreement.

3. **Representations and Warranties**

(a) Bridgeport represents and warrants to COC as follows:

(i) there are no claims, actions, suits, judgments, litigation or proceedings pending against or affecting Bridgeport which will or may have a material adverse affect upon Bridgeport's interest in the McCart Property after giving effect to the transactions contemplated herein, or which may prevent the completion of the transactions contemplated herein, and Bridgeport is not aware of any existing reasonable basis on which any such claim, action, suit, judgment, litigation or proceeding might be commenced;

(ii) Bridgeport has the corporate power and authority to enter into this letter agreement and to carry out the transactions contemplated hereby and this letter agreement has been duly authorized, executed and delivered by Bridgeport and constitutes a valid and legally binding obligation of Bridgeport enforceable against it in accordance with its terms;

(iii) no permit, authorization or consent of any party is necessary for the consummation by Bridgeport of the transactions contemplated herein, and the execution and delivery of this agreement and the consummation by Bridgeport of the transactions contemplated herein will not result in a violation or a breach of, or constitute (with or without due notice or lapse of time or both) a default under its constating documents or by-laws or any indenture, agreement or other instrument to which Bridgeport is a party or by which it or Bridgeport is bound; and

(iv) Bridgeport is the owner of the McCart Property, free and clear of any liens or encumbrances or conflicting claims, except as stated in its public disclosures.

(b) COC represents and warrants to Bridgeport as follows:

(i) the authorized share capital of COC consists of an unlimited number of common shares of which 7,732,500 common shares are issued and outstanding, and all of such shares are validly issued as fully paid and non-assessable shares in the capital of COC;

(ii) COC is a "reporting issuer" within the meaning of applicable Canadian securities laws in the provinces of Alberta, British Columbia and Ontario and its common shares are listed and posted for trading on the Exchange;

(iii) there are no claims, actions, suits, judgments, litigation or proceedings pending against or affecting COC which will or may have a material adverse affect upon COC after giving effect to the transactions contemplated herein, or which may prevent the completion of the transactions contemplated herein, and COC is not aware of any existing reasonable basis on which any such claim, action, suit, judgment, litigation or proceeding might be commenced; and

(iv) COC has the corporate power and authority to enter into this letter agreement and to carry out the transactions contemplated hereby. This letter agreement has been duly authorized, executed and delivered by COC and constitutes a valid and legally binding obligation of COC enforceable against it in accordance with its terms.

4. Formal Agreement

COC and Bridgeport agree to negotiate in good faith the Option Agreement in respect of the proposed Qualifying Transaction and the transactions described herein on the terms contemplated herein. Such Option Agreement will contain covenants, representations, warranties, conditions, indemnities and provisions customary for transactions of the nature of the Qualifying Transaction and will supersede this letter agreement upon execution thereof. The parties acknowledge and agree that in connection with finalizing the aforementioned Option

Agreement, a particular legal structure, if any, may be advisable and therefore the parties agree, at such time, to consider available alternatives that would best address any liability, corporate or tax concerns of the parties. The parties agree that this letter agreement is legally binding and enforceable between them. In the event the Option Agreement is not executed, this letter agreement shall continue to govern their relationship of the parties with respect to the subject matter of this letter agreement.

5. Good Faith Negotiations

COC and Bridgeport agree that neither party will, directly or indirectly, provide information, solicit, initiate, assist with, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with or provide information relating in the case of Bridgeport to the McCart Property and in the case of COC to the securities, business, operations, affairs or financial condition of COC.

6. Access to Information

Upon acceptance of this letter agreement and until the completion of the transactions contemplated by this letter agreement or the termination of the negotiations contemplated herein, each party will allow the other and its respective authorized representatives, including legal counsel, access to all information, books or records relevant for the purpose of the transactions contemplated herein. Each party hereto agrees that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other party or parties.

7. Conduct of Business

From the date of the acceptance of this letter agreement until completion of the transactions contemplated herein or the termination of the negotiations contemplated herein, each party will operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice (except in the case of Bridgeport, such obligation will relate to the McCart Property only).

8. Costs and Expenses

It is understood by COC and Bridgeport that all costs incurred from this point forward up to and including the completion of the Qualifying Transaction will be borne by the party incurring the costs. It is further understood that notwithstanding that COC will be primarily responsible for preparing and incurring the costs of the filing statement required by the Exchange (including, for greater certainty, the costs of any required 43-101 report) and, if applicable, the information circular respecting the Qualifying Transaction for distribution to the shareholders of COC in the form required by the Exchange. Bridgeport shall provide reasonable assistance to COC in respect of required disclosure in connection with the McCart Property.

9. Termination

This letter agreement may be terminated on (the date of such termination being the **"Termination Date"**):

(a) By either party, if regulatory approval for the initial cash payment and issuance of COC shares as contemplated by Section 1(a) is not obtained on or before August 15, 2010;

(b) if the parties hereto agree in writing to so terminate it; or

(c) by either party should any applicable regulatory authority having appropriate jurisdiction indicate to either party that it will not permit the Qualifying Transaction to proceed.

Notwithstanding the foregoing, the provisions of Section 8 shall survive any termination of this Agreement.

10. Counterpart and Facsimile Signature

This letter agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

11. Governing Law

This letter agreement and other agreements contemplated herein, if entered into, will be construed in all respects under and be subject to the laws of the Province of Ontario and the federal laws of Canada applicable. The courts of Toronto, Ontario shall have exclusive jurisdiction over any dispute hereunder.

12. Acceptance

If this proposal is acceptable, please communicate your acceptance by executing in the space indicated below for acceptance and returning an executed copy via fax or e-mail to the address indicated below prior to 5:00 p.m. (Toronto time) on Friday May 14, 2010:

China Opportunity Inc.
Attn: Yaron Conforti
30 St. Clair Avenue West, Suite 901
Toronto, Ontario M4V 3A1

Fax: 416.250.6330
Email: Yaron@conforti.ca

Yours truly,

CHINA OPPORTUNITY INC. ___ day of May, 2010.

By: DAVID STEFANSKY

Yours truly,

CHINA OPPORTUNITY INC. ___ day of May, 2010.

____
By:

The above proposal is hereby accepted this ___ day of May, 2010.

BRIDGEPORT VENTURES INC.

____
By:

The above proposal is hereby accepted this ___ day of May, 2010.

XDL RESOURCES INC.

____
By:

The above proposal is hereby accepted this ___ day of May, 2010.

BRIDGEPORT VENTURES INC.

____
By:

The above proposal is hereby accepted this 24 day of May, 2010.

XDL RESOURCES INC.

____
By:

Schedule "A"

Claims comprising the McCart Property

Claims in McCart Township, Porcupine Mining Division, Ontario	Legal Description
4220800	E1/2 of N1/2 Lot 7, N1/2 Lot 6, E1/2 of S1/2 Lot 6, Con. 5
4243370	W1/2 S1/2 Lot 6 & E1/2 S1/2 Lot 7 Con5
4244894	SW1/4 Lot 7 Con 5
4244895	S1/2 Lots 4&5 Con 6 and N1/2 Lots 4&5 Con 5
4244896	W1/2 S1/2 & NE 1/4 S1/2 Lot 5 Con 5